Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-254552) on Form S-8 of Evergy, Inc. of our report dated June 22, 2022 with respect to the statements of net assets available for benefits of the Evergy, Inc. 401(k) Savings Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the Form 5500, Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the Evergy, Inc. 401(k) Savings Plan.

/s/ Mayer Hoffman McCann P.C.

Kansas City, Missouri
June 22, 2022